As filed with the Securities and Exchange Commission on March 13, 2002
                                            Registration Statement No. 333-74928
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                      Moneyflow Systems International Inc.

            Nevada                                              52-2325923
            ------                                            --------------
(State or other jurisdiction of                               (IRS Employer
 incorporation or organization)                          Identification Number)

5508 - First Street SE, Unit 3, Bldg. F, Calgary, Alberta T2H 2W9 (403) 319-0236
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

        5508 - First Street SE, Unit 3, Bldg. F, Calgary, Alberta T2H 2W9
        -----------------------------------------------------------------
                    (Address of principal place of business)

                            Harold Schultz, President
                      Moneyflow Systems International Inc.
                     5508 - First Street SE, Unit 3, Bldg. F
                            Calgary, Alberta T2H 2W9
                                 (403) 319-0236
            (Name, address and telephone number of agent for service)
                                 with copiesto:
                             Claudia J. Zaman, Esq.
                          21800 Oxnard Street Suite 440
                        Woodland Hills, California 91367
                                 (818) 598-6774

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|

                       CALCULATION OF REGISTRATION FEE

Title of each                     Proposed        Proposed         Amount of
class of          Amount to be    offering        aggregate      registration
securities         registered      price(1)     offering price        fee

Common stock        2,000,000       $0.25         $  500,000        $125.00
Common stock(2)     6,481,000       $0.25         $1,620,250        $405.06
                    ---------                     ----------        -------
                    8,481,000                     $2,120,250        $530.06

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)Represents common stock to be registered on behalf of selling security holders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   PRELIMINARY PROSPECTUS DATED MARCH 13, 2002
                              SUBJECT TO COMPLETION

                   Up to a maximum of 2,000,000 common shares
                    6,481,000 common shares being registered
                      on behalf of selling security holders

                      Moneyflow Systems International Inc.

      We are registering shares of our common stock for future possible issuances, preferably in connection with proposed business acquisitions that we may make in the future or in sales to the public. We do not anticipate receiving any funds from the issuance of these common shares if issued in connection with proposed business acquisitions but rather anticipate that we will acquire businesses and/or assets operating in the same general industry in which we operate. If we decide to sell some or all of these shares to the public, we will update this registration statement to disclose the terms of any such sales as well as the intended use of proceeds from those sales.

      We will not receive any cash or other proceeds in connection with the subsequent sale by selling security holders. The Securities and Exchange Commission may deem each selling security holder an underwriter under the Securities Act of 1933. We estimate that the maximum offering price received by the selling shareholders may range from $.25 per share to a high of $2.25 per share.

      This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

                  The date of the prospectus is March 13, 2002

MONEYFLOW INTERNATIONAL SYSTEMS INC.                                  PROSPECTUS

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                             5
RISK FACTORS                                                                   6
SELLING SECURITY HOLDERS                                                       9
TERMS OF THE OFFERING                                                         11
SOURCE AND USE OF PROCEEDS                                                    12
DILUTION                                                                      12
OUR COMPANY                                                                   13
BUSINESS ACTIVITIES                                                           13
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                                                     18
     Trends and Uncertainties
     Capital and Source of Liquidity
     Results of Operations
MANAGEMENT                                                                    20
      Officers and Directors
      Remuneration
      Indemnification
CERTAIN TRANSACTIONS                                                          22
PRINCIPAL SHAREHOLDERS                                                        23
SHARES ELIGIBLE FOR FUTURE SALE                                               24
MARKET FOR REGISTRANT'S COMMON EQUITY                                         24
DESCRIPTION OF SECURITIES                                                     25
LEGAL MATTERS                                                                 26
LEGAL PROCEEDINGS                                                             26
EXPERTS                                                                       26
INTERESTS OF NAMED EXPERTS AND COUNSEL                                        26
ADDITIONAL INFORMATION                                                        26

                               PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred.

                      Moneyflow Systems International Inc.

Through its wholly-owned subsidiary, Security Bancorp Inc., an Alberta corporation, Moneyflow Systems International Inc.'s business is to supply, install, maintain and manage electronic financial transaction terminals (electronic financial terminals), such as Automated Teller Machines (ATMS), and Point of Sale terminals terminals which are placed on the premises of property owners and businesses to facilitate the convenient dispensing of cash, purchase payment systems and other services to consumers.

                                  The Offering

The Offering                                Moneyflow is registering up to
                                            2,000,000 common shares to be sold
                                            to the public. There is no minimum
                                            investment and no minimum offering
                                            amount.

Common shares outstanding                   18,037,000
prior to this offering

Common shares to be outstanding             20,037,000
after offering

Gross proceeds after maximum offering       $400,000

Use of proceeds from sale of
         common shares                      The proceeds will be used to fund
                                            expansion of Moneyflow's operations.

Resales by Selling Shareholders             We are registering common shares
                                            on behalf of selling security
                                            holders. We will not receive any
                                            cash or other proceeds from the
                                            selling security holders' sale of
                                            their common shares. See "Selling
                                            Security Holders."

Market For the Common Stock                 Prior to the date of this
                                            prospectus, we have had no trading
                                            market for our common stock. We
                                            may seek to locate a market maker
                                            who is willing to submit an
                                            application for quotation of our
                                            shares in the future but there can
                                            be no assurances that this will
                                            occur. We cannot offer assurance
                                            that the NASD will quote our
                                            common stock, that an active
                                            trading and/or a liquid market
                                            will develop or, if developed,
                                            that it will be
                                              maintained. See "Risk Factors" and
                                                               "Market Listing."

                                  RISK FACTORS

                                 Our Operations

Management may not run the company in a profitable manner in the future and you may lose your entire investment.

      Our management has limited experience in the conduct of an American public corporation. Compared to other companies, we have limited managerial, administrative and technical personnel. See "Management". We may not run the company in a profitable manner in the future and you may lose your entire investment.

      The demand for our services may decline or we may lose operating locations which would result in a decline of operations and a corresponding decline in profitability of our company.

      If Moneyflow were to lose some or all its lucrative locations or if demand for the accessibility and convenience of these machines declines, Moneyflow's revenues may significantly decline. Our sales could decrease in the event of significant or sustained price discounting in the industry which would reduce our profitability.

If we have to comply with any new government regulations, we may have to spend large amounts of resources to meet these new regulations, which we may not have the resources to do, and which may result in a loss of revenue and reduced profitability.

      In Canada, our services currently comply with or are exempt from regulation of the Canadian government and we are unaware of any proposed legislation which would change the current status. In the event the regulations change or new laws or regulations are enacted, our financial resources could decrease due to costs involved in complying with any new regulation. We are also interested in expanding our operations into other countries and the initial costs of such an expansion while we comply with regulations in these new areas could result in a loss of profitability and a drain of our resources.

We depend upon third parties to market and sell most of our systems. Thus, a loss of a significant these independent third parties marketing or selling our systems would result in a loss of revenue and affect our ability to expand as we presently foresee them.

      We rely significantly on independent sales agents to market and sell the ATMS and point-of-sale machines. If these independent agents were to go to work for any of our competitors, it could adversely affect our future operations. Our agreements with our sales agreements are generally short-term and can be canceled by the agents without significant financial consequence.

Our need for additional financing is uncertain as is our ability to raise further financing, if required.

      We currently anticipate that our available cash resources combined with our anticipated revenues will meet any foreseeable financing needs we have. A shortfall in projected revenues would negatively impact any future expansion of our operations.

Our success depends on our ability to hire and retain management personnel on terms and conditions that our revenues can reasonably support. If we are unable to continue to attract outside sales personnel and have to hire our own staff, our operating expenses will increase significantly and reduce our anticipated profitability.

      Our success also depends on our ability to hire and retain skilled operating, marketing, technical, financial and marketing personnel. We may not offer salaries or benefits that are competitive with those offered by our competitors, which may have significantly more resources than we have. We may not succeed in hiring and retaining such personnel. At present, we operate with three full-time employees. The loss of these employees would be difficult for us and we may not be able to hire satisfactory employees to replace these employees or upon terms and conditions comparable to what we presently pay our employees. We do not have employment contracts with these employees although we may enter into contracts in the future. If we had to hire as employees our outside sales personnel, our operating expenses would increase significantly and would reduce our overall profitability.

Our operations are not diversified and we will not have the benefit of reducing our financial risks by relying on other revenues.

      We are engaged in the business of supplying, installing, maintaining and managing electronic financial transaction terminals commonly referred to as Automated Teller Machines and Point of Sale terminals which are placed on the premises of property owners and businesses to facilitate the convenient dispensing of cash, purchase payment systems and other services to consumers. As a result, our financial viability will depends exclusively on our ability to generate revenues from our operations. We will not have the benefit of reducing our financial risks by relying on revenues derived from other operations.

Our operations are dependent on the revenues generated by our wholly-owned subsidiary, Security Bancorp Inc. Should it fail to continue producing revenues which with to fund our operations, we would have to seek alternative methods of financing such as selling our stock or borrowing money.

      The funds used to finance our operations come from our wholly-owned subsidiary, Security Bancorp. If its operations decline or if its profitability decreases, the funds we have to work with will be seriously compromised. We would then have to seek to sell shares of our stock or borrow money from either financial institutions or private lenders. The terms and conditions of any stock sales or borrowings may not be on terms and conditions that are favorable to us.

                                 Our Securities

We arbitrarily determined the sales price of the common shares and the sale price may not indicate the actual fair market value of the common shares.

      Our management arbitrarily determined the sales price for the common shares offered hereby. The offering price is not based on our assets, book value, or earnings. Accordingly, the offering price should not be construed as reflecting the book value of the common stock.

The principal shareholders control the common shares of Moneyflow and they will be able to elect all of the directors.

      Currently 11,556,000 common shares are controlled by the officers, directors and principal shareholders who will have more than 58% of our outstanding stock if this offering is fully sold. They are in a position to elect all of our Directors. Our Directors, in turn, appoint all of our executive officers. These individuals, directly or indirectly, will be able to control all of our affairs. It is possible that your interests will not be the same as those of the principal shareholders.

If our common stock has no active trading market, you may not be able to sell your common shares easily.

      Our common shares do not presently trade although we have applied for listing on the OTC Electronic Bulletin Board. If and when we are approved for the OTC Bulletin Board, there can be no assurance that our stock will have an active trading market. We cannot be assured that a trading market will ever develop. If no market develops, you may not be able to sell your common shares easily, if at all.

It is likely that you will not receive dividends on your common shares due to dividend and redemption provisions of Nevada law.

         We are prohibited by Nevada law from paying any dividends or redeeming any of our capital stock if we do not have retained earnings or capital surplus equal to the amount of the proposed dividend or redemption payment. Because of these restrictions, we cannot be assured that we will be able to pay any dividends. Moneyflow intends to retain earnings, if any, for the foreseeable future to fund the development and growth of the business.

We do not meet the requirements for our stock to be quoted on NASDAQ and it will be more difficult for you to sell your common shares.

      Until we obtain a listing on NASDAQ, if ever, our securities will be covered by a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).

      For transactions covered by the rule, the broker-dealer must give all investors in penny stocks:

      - a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934;
      -     make a special suitability determination of the purchaser, and
      - have received the purchaser's written agreement to the transaction prior to the sale.

We may seek to locate a market maker to apply for the quotation of our common shares on the OTC Bulletin Board in the future. We also may in the future apply for listing on NASDAQ upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, we will not meet the requirements for a NASDAQ listing. Consequently, broker-dealers may be unable to sell our securities and also you may be unable to sell your common shares easily in the
secondary market.   See "Market for Registrant's Common Equity and Related
Stockholder Matters - Broker-Dealer Sales of Company's Securities."

                            SELLING SECURITY HOLDERS

Moneyflow, through its officers and directors, may sell our securities in a direct participation self-underwritten offering at the same time as the selling security holders will be selling their registered shares. Four shareholders that are participating as selling security holders have entered into agreements limiting their ability to sell their shares. Moneyflow is not selling any common shares on behalf of selling security holders and has no control or effect on the 6,481,000 common shares which are not restricted under any lock-up agreement. The offering of securities by these selling security holders will occur regardless of the outcome of the issuance of shares in the future by Moneyflow.

      The demand for Moneyflow's common stock may be decreased due to the common shares being sold in the secondary offering by the selling security holders.

      We are not selling any common shares on behalf of selling security holders and have no control or effect on the sale of common shares by these selling security holders which are not subject to any lock-up agreement.

      The selling security holders may sell their common shares in one or more transactions (which may include "block" transactions in the over-the-counter market), in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling the common shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the common shares for whom they may act as agent or to whom they may sell as principals, or both. The selling security holders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

      The offering by selling security holders will terminate on or before June 15, 2002. In Moneyflow's sole discretion, the offering of common shares by selling security holders may be extended for up to three thirty day periods, but in no event later than September 15, 2002.

      On behalf of the selling security holders, we are registering 6,481,000 common shares currently outstanding. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name and Amount         Total Number  % Owned           Number of       % Owned
Being Registered           Owned      Prior to        Shares Owned       After
                         Currently    Offering       After Offering    Offering

Dan Forigo                678,750       3.76%               0              0
Blaine Ruzycki            678,750       3.76%               0              0
Nola Ruzycki              678,750       3.76%               0              0
Michelle Balic            678,750       3.76%               0              0
Herstmonceaux Capital     642,500       3.56%               0              0
RJ Drewitt                642,500       3.56%               0              0
James W. Beckerleg        611,000       3.39%               0              0
James H. Coleman (1)      611,000       3.39%               0              0
John F. Kearney           611,000       3.39%               0              0
M. Dennis Ryan            305,500       1.69%               0              0
Daniel F. Gallivan        305,500       1.69%               0              0
Allan Wainwright            1,000          *                0              0
Karla McDougall             1,000          *                0              0
Katheryne McDougall         1,000          *                0              0
Pat McDougall               1,000          *                0              0
Alfred Bageya               1,000          *                0              0
Allison Schultz             1,000          *                0              0
Brian Taylor                1,000          *                0              0
Carolyn Steers              1,000          *                0              0
Chandra Mazuryk             1,000          *                0              0
Cheryl Reinholdt            1,000          *                0              0
David Faria                 1,000          *                0              0
Doug Thomas                 1,000          *                0              0
Lorie Falconer              1,000          *                0              0
Gail Farnsworth             1,000          *                0              0
Garth Colpitts              1,000          *                0              0
Gertie Roither              1,000          *                0              0
Howard English              1,000          *                0              0
James Thompson              1,000          *                0              0
Joanne Scott                1,000          *                0              0
Karen Faria                 1,000          *                0              0
Lisa Wintrip                1,000          *                0              0
Nick Woywitka               1,000          *                0              0
Bee Woywitka                1,000          *                0              0
Sue Thomas                  1,000          *                0              0
Tom Bradley                 1,000          *                0              0
Tom Waiton                  1,000          *                0              0
Jerry Szczur                1,000          *                0              0
Eric Lo                     1,000          *                0              0
Kirstin Aikins              1,000          *                0              0
Rody Lee                    1,000          *                0              0
Presten Wetch               1,000          *                0              0
May Yung                    1,000          *                0              0
Albert Yung                 1,000          *                0              0
Gregory B. Welch            1,000          *                0              0
Silvio Forigo               1,000          *                0              0
Norman E. Welch             1,000          *                0              0
James P. Yaworski           1,000          *                0              0

(1) Former officer and director
* Less than .01%

      We are not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered common shares of Moneyflow to their respective outstanding shareholders or partners.

      We are not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

      We will receive no portion of the proceeds from the sale of the common shares by the selling shareholder and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling security holders.

                              TERMS OF THE OFFERING

      Plan of Distribution. Moneyflow is hereby registering up to 2,000,000 common shares at an anticipated purchase price of $.25 per common share. We will sell these shares to the public. To sell the shares being registered, we shall offer the common shares on a "direct participation" basis by our officers and directors and possibly selected broker-dealers. The officer and director who shall sell the offering on our behalf is Harold F. Schultz. He will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell Moneyflow's securities. No sales commission will be paid for common shares sold by Moneyflow. Selected broker-dealers shall receive a sales commission of up to 10% for any common shares sold by them as well as a three percent non-accountable expense fee. Moneyflow reserves the right to withdraw, cancel or reject an offer in whole or in part. The common shares offered hereby will not be sold to insiders, control persons, or affiliates of our company.

      We have made no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of our securities. When, in the future, assuming such participation develops, the registration statement will be amended to identify such persons.

      The selling security holders may sell the common shares offered hereby in one or more transactions (which may include "block" transactions) in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the common shares for whom they my act as agent or to whom they may sell as principals, or both. The selling security holders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

      Moneyflow is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of Moneyflow to their respective outstanding shareholders or partners.

      Moneyflow is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

      Moneyflow will receive no portion of the proceeds from the sale of the common shares by the selling shareholder and will pay all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be paid by the selling security holders.

Offering Period. The offering by Moneyflow and selling security holders will terminate on or before June 15, 2002. In Moneyflow's sole discretion, we can extend the offering of common shares for up to three thirty day periods, but in no event later than September 15, 2002.

                           SOURCE AND USE OF PROCEEDS

      The proceeds to be received from the sale of the securities that we are registering would be used for working capital and general corporate purposes. We may have to pay a total of 10% sales commission and a 3% non-accountable expense fee to participating broker-dealers. This commission and expense fee would total $65,000 and the costs of this offering are estimated to be $35,000. We would realize $400,000 if all the shares offered in this Registration Statement were sold, of which there can be no assurances.

      We will not receive any cash proceeds from the sale of common shares by the selling security holders.

                                    DILUTION

Dilution. Common shares outstanding will be a total of 20,037,000. The following table illustrates the per share dilution as of the date of this prospectus, which investors may experience if we reach the various levels listed below.

                                         $500,000      $250,000
                                          Raised        Raised
                                         --------      --------
Offering price                           $   1.00      $   1.00

Net tangible book value per
  share before offering                       .02           .02

Increase per share
attributable to investors                     .25           .25
                                         --------      --------
Pro Forma net tangible
book value per common
  share after offering                        .05           .04
                                         --------      --------

Dilution to investors                         .20           .21

Dilution as a percent of
offering price                                                  80%          84%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. We do not currently have any plans, arrangements or commitments regarding any private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of our common shares and investors in this offering. See "Sales of Stock Pursuant to Rule 144."

                                   OUR COMPANY

      Moneyflow Systems International, Inc. ("Moneyflow") was incorporated on April 25, 2001 under the laws of the State of Nevada, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Security Bancorp Inc. (Security Bancorp), our wholly owned subsidiary, was organized on August 3, 1992 in Alberta, Canada and was inactive until January 5, 1999 when it changed its name to Security Bancorp Inc. and began operations under the name Ca$h Station(TM). In July, 2001, Security Bancorp and Moneyflow approved a share exchange agreement whereby Moneyflow issued 14,000,000 shares of its common stock in exchange for 100% of the issued and outstanding shares of Security Bancorp. In connection with this agreement, Security Bancorp became a wholly owned subsidiary of Moneyflow.

      Moneyflow's principal offices are located at 5508 - First Street SE, Unit 3, Bldg. F, Calgary, Alberta T2H 2W9, telephone number (403) 319-0236. These offices consist of 1,200 square feet on a lease that runs through July 31, 2002. The monthly rental fee is US$750 plus taxes and operating costs. Management believes that its facilities are sufficient for its operations at the present time.

Employees. We currently have three full-time employees. We have also engaged consultants to assist us in our operations. At the present time, we have approximately 20 independent sales agents assisting us.

Government Regulations. At the present time, there are no pervasive regulations of our business.

                               BUSINESS ACTIVITIES

      In 1997, a significant regulatory change took place within the Canadian Banking and Financial industry sectors. The banks and other financial institutions were required to give up their proprietary control of placement of Automated Teller Machines (ATMs). A similar deregulation occurred in the Point of Sale (point of sale) terminal business. These changes mean that businesses other than financial institutions are now able to deploy, maintain and manage electronic financial transactions equipment and the resulting financial transactions.

      As part of these regulatory changes, Security Bancorp was able to commence operations in the ATM industry. In May, 1999, Security Bancorp placed its first ATM machine. Security Bancorp has been successful in supplying, installing, maintaining and managing ATM machines which its places on the premises of property owners and businesses for the purpose and convenience of dispensing cash and other services. Security Bancorp currently operates over 185 ATM Terminals in five Canadian Provinces and recently increased its national force of independent distributors to 20. Security Bancorp is a member of the Automated

Teller Machine Industry Association (ATMIA) which serves the industry in Canada and the United States. Security Bancorp has placed ATMs in convenience stores, grocery stores, service stations, hotels, motels, hospitals, night clubs, casinos, restaurants, truck stores, airports and many other locations. Security Bancorp's ATMs accept VISA, Mastercard, Interac, Maestro, Cirrus, Circuit and American Express (Canada).

The Financial Transaction Industry

      Interac Association is a national Canadian organization linking enterprises that have proprietary networks to communicate with each other for the purpose of exchanging electronic financial transactions. Through Security Bancorp's connection services and software licensing agreements with TCS Canada Ltd., a direct subscriber to Interac, Security Bancorp is an indirect subscriber to Interac. Through access to Interac, Security Bancorp's customers can use their ATM cards, debit cards and credit cards not ATM and point-of-sale machines not owned by their bank or credit card company, for a fee. Part of the fee generated by these transactions is paid to Security Bancorp.

      Interac Association is the organization responsible for the development of a national network of two shared electronic financial services: Interac Shared Cash Dispensing Service (SCD) at Automated Banking Machines (ABMs), and Interac Direct Payment Services (IDP), or Point-of-sale, Canada's national debit service.

The Benefits of Private ATM's and Point-of-sale Terminals

      Due to new laws enacted to deregulate the banking industry and provide competition, private ownership of ATM and Point-of-sale terminals can be a profitable business. The benefits to the owner of the ATM and the business where the ATM is located are:

      The owner of the ATM and Point-of-sale terminal and the location operator each collect a portion of the transaction fees.

      The business owner increases traffic and spending in his/her place of business, which contributes to profitability, increased customer satisfaction and loyalty.

      Technology is rapidly developing which will allow the ATM and Point-of-sale terminal to be part of business loyalty and other advertising programs, contributing further to revenue and profitability of both parties. Loyalty advertising is rapidly becoming the preferred way for businesses to spend their advertising dollars.

      Owning ATM and Point-of-sale terminals provides cash flow and no delinquent receivables.

The Current Stage of Corporate Development

      Security Bancorp sells, services and manages ATMs and point-of-sale machines in Canada. Each time an ATM card, debit card or credit card is used in one of our machines, a fee is changed. That fee is split between the owner of the machine, the owner of the location where the machine is located, and us. The funds used to supply the machine are provided by the machine owner who is responsible for maintenance and supplies in the machine. We have a sales force of independent agents in Canada who scouts for locations where an ATM or point-of-sale machine might be a service that the business would like to provide its customers. If the sales agent is successful in obtaining a location for the placement of an ATM or point-of-sale machine, the agent is compensated with a commission.

      Typically, small businesses are interested in having an ATM or point-of-sale machine on its premises for the convenience of its customers and so that the customers will spend the money from the machine in the store or bar or other establishment.

      As of November 1, 2001, Security Bancorp had placed and holds under management 185 ATMs across Canada, primarily in the provinces of Ontario, Alberta and Saskatchewan. Security Bancorp is also building a presence in British Columbia and the remaining Canadian Provinces. Security Bancorp currently has a website located at http://www.securitybancorpinc.com. Security Bancorp operates its ATMs under the name of Cash Station(TM).

      In April and June of 2001, Security Bancorp sold 55 of its company-owned ATMs to investors. Security Bancorp still manages these 55 ATMs for the investors and receives a portion of the transaction fees for its services. These sales injected USD $354,000 into Security Bancorp. A portion of these funds was used to pay for the costs of new licensing agreements and Point-of-sale equipment. This facilitated the launch of the Company's Point-of-sale business - a newly deregulated area of the financial transaction industry. Security Bancorp was also able, because of these sales, to retire its bank debt. Currently, Security Bancorp has little debt, has positive cash flow and is profitable.

      In March, 1999, Security Bancorp entered into a connection services and software licensing agreement with TCS Canada Ltd. to facilitate ATM financial transactions. In April 1999, Security Bancorp entered into a Domestic Sales/Maintenance Representative Distributor Agreement with Triton Canada to distribute their ATMs. In June, 1999, Security Bancorp officially launched its ATM sales, service and management operations.

      In July, 2001, Security Bancorp entered into a Point-of-sale Connection Services and Software Licensing agreement with TCS Canada Ltd., enabling Security Bancorp to provide electronic transaction solutions for the Point-of-sale and Interac Direct Payment (IDP) market. In July, 2001, Security Bancorp entered into a distribution agreement with Hypercom Corporation, a leading manufacturer of financial transaction hardware and software. In addition, Security Bancorp has recently placed its first order for Point-of-sale terminals with Hypercom. The first of these Point-of-sale terminals was deployed in late September, 2001. It is anticipated that the Point-of-sale market demand will be significant.

      These agreements enabled Security Bancorp to acquire, sell, service and manage ATM and Point-of-sale terminals and related financial transactions. Security Bancorp plans to develop relationships with more than one major manufacturer/supplier of Point-of-sale terminals. This will provide broader product selection and reduce Security Bancorp's dependency on one particular supplier.

      In July, 2001, Moneyflow entered into a Consulting Agreement with Dan Forigo, Blaine Ruzycki and others of Calgary, Alberta Canada. The Consultants will provide services to Moneyflow relating to the construction of an interactive multimedia CD - ROM, e-mail distribution of corporate information, construction of a corporate information package, fax-out facilities, as well as television, radio and web casting and market awareness campaigns.

      In July, 2001, Moneyflow entered into a consulting agreement with Herstmonceux Capital and R.J. Drewitt, both of whom are located in the United Kingdom. These consultants will perform international business development services for Moneyflow, identifying UK and European opportunities in the Electronic financial transactions business.

Growth Strategy and Market Niche

      Moneyflow's plan is to capture immediate growth in the Electronic financial transactions market as follows:

Short Term

- To pursue sufficient capital funding to support ongoing strategies and requirements
-     The purchase and placement of 200 ATMs over the next 18 months.
- To obtain adequate ongoing financing for growth in leasing and purchasing contracts.

Long Term

-     Acquisition of existing ATM networks owned by others (asset acquisition).
-     To expand and improve its marketing efforts.
- To expand its independent distribution sales force to provide uniform geographic coverage in Canada.
- To source potential merger/amalgamation candidates, identify and participate in joint ventures and strategic alliances with industry partners.
- To engage in new product development through technology acquisition, strategic alliances and joint venture opportunities.
- To identify and locate potential opportunities in the United Kingdom and in Europe where we may be able to expand our operations

      The table below represents the anticipated growth of ATM systems in operation over time and does not include any asset acquisitions. These include ATMs and point-of-sale terminals to be managed by us, regardless of whether we own or lease the machines or someone else owns them. These projections are based upon our expectations of future demand as well as what we estimate our operations to be.

2001              195 Units
2002              291 Units
2003              387 Units
2004              507 Units

The ATM & Point-of-sale Markets

      Moneyflow is a participant in one of the fastest growing economic sector in North America. In Canada, cash and IDP (Interac Direct Payment) (debit cards and credit cards) are the two preferred ways for Canadians to pay for the things they buy. Moneyflow is positioned to take advantage of these trends through its growing network of ATM's and through new opportunities in the Interac Direct Payment methods through its Point-of-sale network.

Automated Teller Machines (ATMs)

      In 1996 and 1997, deregulation of the banking system in Canada and the United States provided an opportunity for private investors and businesses to own, place, operate and collect transaction fees from customers for providing the convenience of a bank machine on their premises. In the United States, private investors were placing ATM's for approximately five years even before deregulation.

      In Canada, software became available in 1997 and the private ownership of ATM's has gained interest among investors and businesses. Private ATM's are now ubiquitous in various types of locations, including convenience stores, bars, hotels, grocery stores, nightclubs, service stations and other locations. These systems are generally placed where there is deemed to be sufficient traffic to support the economics of the investment of purchasing and operating the ATM. The current cost of a privately owned ATM model is approximately CDN $10,000. The lower cost of the new ATM's designed for the private ownership market is due in part to the systems requiring a lower level of security because they are designed to be used in secure locations and during business hours. In addition, technology advances and greater volume of sales helps to make prices lower.

      Charges for use of an ATM vary. The current most likely range is from $1 to $2 and in some cases a 10% charge is levied, based upon the amount of money withdrawn. The average amount of money withdrawn per transaction ranges from $50 to $74.

Competition

      Some banks and their associated organizations publish ATM and Point-of-sale locations and other statistics but little, if any, market-oriented information can be found in published documents regarding privately owned ATM and Point-of-sale terminals. There are no other known organizations in Canada currently compiling information on the burgeoning private ownership market opportunity.

      Security Bancorp is not competing directly with banks and other financial institutions in placing its ATMs and point-of-sale terminals. Rather, Security Bancorp's competitors are the companies that are placing ATM's in private businesses such as groceries stores, convenience stores, dry cleaners and so on.

Known Canadian Competitors

      There are approximately eleven significant competitors in the Canadian ATM market. Several are now, or are expected to in the near future, participate in the Point-of-sale market as well. It is not yet possible to determine, due to the lack of published data, how many Point-of-sale terminals each company presently has deployed. The following list represents the known competitors of whom Moneyflow is aware:

Meta-4 is reported to have over 900 ATMs deployed. Its business originated in the security field and has grown to encompass financial transaction hardware including ATMs.

Laser Cash is an Ontario-based organization with in excess of 650 ATMs distributed, primarily in Eastern Canada.

Frisco Bay is a well established security system and ATM supply and maintenance company. We estimate that their installed base of ATM systems exceeds 1000 units.

Direct Cash is the current Canadian market leader in the private ATM business. Its distribution covers major centers in Canada and includes sales and service of Triton, NCR, and Cross equipment. It has acquired its own "switch," allowing it to process its own transaction directly with Interac.

Cash-n-Go, based in Edmonton Alberta, has approximately 300 ATMs in operation, primarily from the manufacturer Triton. It recently acquired a micro-switch to facilitate partial processing of its transactions.

Canadian ABM is a Toronto-based outfit selling NCR equipment. It has approximately 150 systems deployed.

Ready Cash, a division of Canadian Imperial Bank of Commerce, is active across Canada. The number of ATMs it has in service is unknown.

Cash-line, headquartered in Victoria, B.C., sells Triton ATMs. It has in excess of 300 systems in service.

Express Cash, a Vancouver based operation with approximately 265 ATMs deployed, is located primarily in Western Canada.

Haliburton and White, a Montreal-based national company, in the business of currency counting, coin and cash dispensing. It is thought to have approximately 400 ATMs.

Vencash, headquartered in Calgary, has 250 to 300 ATM's under management and recently acquired a small interest in POSTRAC, a Canadian point of sale company.

                 MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Trends and Uncertainties. Demand for Moneyflow's services will be dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as Moneyflow's activities are in the sales, management and maintenance of ATM's and Point-of-sale machines, Moneyflow's business operations may be adversely affected by Moneyflow's competitors.

Capital and Source of Liquidity. Moneyflow currently has no material commitments for capital expenditures.

      For the period from inception (April 25, 2001) to October 31, 2001, Moneyflow acquired Security Bancorp Inc. in exchange for the issuance of 14,000,000 shares of Moneyflow's common stock. In September, 2001, Moneyflow raised $9,250 from investors in an offering under Rule 504 of Regulation D and Regulation S of the Securities Act of 1933, as amended.

      We expect that the net proceeds from our recent offering and the cash flow from future operations, if any, will be sufficient to allow us to meet the expected growth in demand for our products and services. However, we cannot be assured that our sales will meet our growth expectations. Should either of these fail to occur, we may elect to (i) reduce the planned expansion of operations or
(ii) pursue other financing alternatives such as a rights offering or borrowings. Our planned growth and profitability could be delayed or diminished if the two options listed above are not implemented.

      Over the next two years, our liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. We believe that additional capital from the sale of our stock and debt financing from banks or private lenders in the next twelve months will allow us to increase Moneyflow's marketing and sales efforts as well as allowing us to deploy additional ATMs and Point-of-sale machines. This will result in greater revenue and greater liquidity in the long term. However, we cannot be assured that we will be able to obtain additional equity or debt financing in the future, if at all, or on terms that are favorable to us.

Results of Operations

Plan of Operation. Moneyflow, over the next twelve months, intends to increase its marketing and sales efforts as well as deploying additional ATMs and Point-of-sale machines across Canada and eventually in the United States, the United Kingdom and Europe. Management possesses the experience to implement its business plan. Depending on the amount raised in this offering as well as the Company's revenues in general, Moneyflow will purchase and deploy additional ATMS and Point-of-sale machines over the next several years.

      Moneyflow generates revenues through its wholly owned subsidiary, Security Bancorp. The revenues are generated from the transaction fees charged at the ATMs and point-of-sale terminals that Security Bancorp manages as well as revenues generated from the re-sale of ATM and point-of-sale machines. The amount of the transaction fee that Security Bancorp receives depends on whether or not it owns the machine, is leasing it or simply managing it.

      Moneyflow shall seek to maintain low operating expenses while increasing operating revenues. We are focusing on maintaining a low cost administrative approach. This is the reason that Moneyflow utilizes the services of independent distributors to whom Moneyflow pays a portion of the fees generated by the ATMs and point-of-sale machines deployed by them rather than hiring employees.

      However, increased marketing expenses will probably occur in future periods as we attempt to further increase our marketing and sales efforts and deploy additional machines.

      For the year ended October 31, 2001, Moneyflow had sales of $888,652 with the cost of sales totaling $333,202 for a gross profit of $555,450. After deducting selling, general and administrative expenses of $368,156 and interest expense of $6,691, Moneyflow had a net profit of $180,603 before taxes. After allowing for taxes, Security Bancorp had a net profit of $129,841 or net earnings per share of $.01. For the year ended October 31, 2000, Moneyflow had total sales of $655,480 with costs of sales totaling $352,052 for a gross profit of $303,428. After deducting selling, general and administrative costs of $198,582 and interest expense of $18,230, Moneyflow had a net profit before taxes of $86,616. After allowing for taxes, Moneyflow had a net profit of $70,651 or a net profit per share of nil. The increase in sales from 2000 to 2001 is due to Security Bancorp acquiring additional terminals and deploying those terminals.

      Total sales increased approximately 35% from the fiscal year ended October 31, 2000 to the fiscal year ended October 31, 2001. Costs of sales as a percentage of sales decreased from approximately 54% to approximately 37% over the same period. Selling and general and administrative expenses over these periods increased approximately 85% due to the increased operations and the costs of legal and accounting expenses in connection with this offering. Since Security Bancorp sold 55 machines and was able to retire debt, Moneyflow's interest expense decreased by 64% over this period.

      For the year ended October 31, 2001, Moneyflow had total assets of approximately $483,000 consisting of current assets of approximately $469,500 and property and equipment of approximately $14,000. Moneyflow's current assets consisted of cash and cash equivalents of approximately $114,000, accounts and other receivables of approximately $109,000 and inventories of approximately $191,000. At October 31, 2000, Moneyflow had total assets of approximately $463,000 consisting of current assets of approximately $445,000 and property and equipment of $17,000. The current assets consisted of cash and cash equivalents of approximately $66,000, inventories of approximately $343,000, a and accounts receivable of approximately $33,000.

      For the year ended October 31, 2001, Moneyflow had total liabilities of approximately $92,000 consisting of current liabilities of approximately $72,000 and deferred income tax payable of approximately $19,000. Moneyflow's current liabilities consisted of accounts payable of approximately $22,000, corporate income taxes due of approximately $38,000 and other taxes payable of approximately $11,000. For the year ended October 31, 2000, Moneyflow had total liabilities of approximately $195,000 consisting of current liabilities of approximately $86,000 and long term debt of approximately $109,000. The current liabilities consisted of accounts payable of approximately $30,000, notes payable to a non-related entity of approximately $33,000, and a note payable to a related party of approximately $20,000.

      Total shareholders' equity increased from approximately $268,000 at October 31, 2000 to approximately $391,000 at October 31, 2001.

      Moneyflow had working capital of approximately $396,000 at October 31, 2001 consisting of current assets of approximately $469,000 and current liabilities of approximately $73,000. Moneyflow believes that its working capital is sufficient to fund its present operations.

Concentration of Credit Risk - Moneyflow's financial instruments that are exposed to concentrations of credit risk consist of cash, which includes checking accounts placed with federally insured financial institutions. Such accounts may at times exceed federally insured limits. We have not experienced any losses on such accounts.

Impact of Inflation

Inflation has historically not had a material effect on our operations.

                                   MANAGEMENT

Officers and Directors. Pursuant to our Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. The term of office of each officer of Moneyflow is at the pleasure of Moneyflow's Board.

      The principal executive officers and directors of Moneyflow are as follows:

Name                                   Position

Harold Schultz, age 69                 Chairman of the Board, President, CEO

Dale B. Tingley, age 49                Director

Richard J. Scott, age 54                Director, Vice President - Sales and
                                        Marketing

      All of the above officers and directors began their terms on April 25, 2001.

Resumes:

      Harold Schultz, Chairman of the Board, President and CEO - Mr. Schultz is a founding shareholder of the Company as well as serving as its president and chief operating officer since the Company was formed. Mr. Schultz is also president and director of Security Bancorp, Inc., the Company's wholly owned subsidiary. Mr. Schultz has been president of Security Bancorp, Inc. since 1999. Mr. Schultz has over 40 years experience in the areas of construction, real estate and the oil and gas industry. Prior to joining Security Bancorp, Inc., Mr. Schultz was chairman of Enviro FX, Inc., a publicly traded Canadian company from 1995 until 1999. Mr. Schultz has been president of Advance Contracting Services Ltd., a private holding company, since 1972. Mr. Schultz is a member of the 400 Club, a founder of the Lakeview Community Association and many other community organizations.

      Dale P. Tingley - Director. Mr. Tingley has served as a Director of the Company since its formation. Mr. Tingley also serves as a director of Security Bancorp, Inc., the Company's wholly owned subsidiary. Mr. Tingley has been a successful businessman and entrepreneur in Canada. Mr. Tingley was a dealer principal for four automobile dealerships for 28 years. Since 1996, Mr. Tingley has been a rancher and president of Helix Property Management, a real estate development company.

      Richard J. Scott, P. Eng., Director, Vice President - Sales and Marketing. Mr. Scott has been a Director and Vice President of the Company since its inception. Mr. Scott also serves as a director of Security Bancorp, Inc. and has held that position since 1999. Mr. Scott is a Professional Engineer and has over 28 years experience in developing and implementing marketing plans and strategies for the Canadian and international marketplace. Prior to joining Security Bancorp, Inc., Mr. Scott served as marketing coordinator for a Canadian public company, Enviro FX, Inc. from 1997 to 1998. Prior to that, Mr. Scott was division manager of Industrial Equipment Brokers International from 1996 to 1997.

Remuneration: Mr. Schultz receives CDN$3,500 (US $2,187.50) per month as compensation and Mr. Scott receives CDN$4,000 (US$2,500) per month as compensation. See "Certain Transactions."

                           SUMMARY COMPENSATION TABLE

                                                       Long Term Compensation
                   Annual Compensation                 Awards Payouts
(a)                (b)      (c)      (d)     (e)       (f)      (g)       (h)           (i)
                                            Other               Sec.
Name and                                    Annual    Restr.    under-             All
Principal                                   Compen-   Stock     lying    LTIP      Other
Position          Year     Salary   Bonus   sation    Awards    options  Payouts   Compensation
Harold Schultz    2001     26,250     0        0        0          0        0           0

Board of Directors Compensation. Members of the Board of Directors do not receive any compensation for their service as Directors but the Company may determine to pay Directors a per meeting fee in the future if these Directors are not separately compensated by Moneyflow. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by Moneyflow.

      Director liability insurance may be provided to all members of the Board of Directors. Moneyflow has not yet obtained such insurance and does not have any specifics for available cost and coverage. Moneyflow does not have a specific time frame to obtain the insurance. No differentiation is made in the compensation of "outside directors" and those officers of Moneyflow serving in that capacity.

Conflicts of Interest Policy. Moneyflow has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards. These transaction must also be approved by a majority of the disinterested directors of Moneyflow's Board of Directors. The Bylaws of Moneyflow provide that no such transactions by Moneyflow shall be either void or voidable solely because of such relationship or interest or because such directors are present at the meeting of the Board or because their votes are counted for such purpose if:

      o the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee
      o     is noted in the minutes,
      o and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of these interested directors;
      o or the fact of the common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders),
      o or (iii) the contract or transaction is fair and reasonable to Moneyflow at the time it is authorized or approved.
      o In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of Moneyflow or a committee thereof which approves such transactions.

                              CERTAIN TRANSACTIONS

      Since inception, Moneyflow through its wholly owned subsidiary, Security Bancorp Inc., has had an agreement with Advance Contracting Services Ltd., whose sole shareholder, officer and director is Harold F. Schultz, President of Moneyflow. As part of this agreement, Security Bancorp pays a monthly consulting fee to Advance in the amount of CDN$3,500 (US$2,187.50) for Mr. Schultz's services to Security Bancorp. This agreement is terminable at will but the parties anticipate entering into a formal employment agreement with Advance and Mr. Schultz to ensure that Mr. Schultz continues to work for Moneyflow.

      Since inception, Moneyflow through its wholly owned subsidiary, Security Bancorp Inc., has had an agreement with Laresco Holdings Ltd., whose sole shareholder, officer and director is Richard J. Scott, Vice President of Moneyflow. As part of this agreement, Security Bancorp pays a monthly consulting fee to Laresco in the amount of CDN$4,000 (US$2,500) for Mr. Scott's services to Security Bancorp. This agreement is terminable at will but the parties anticipate entering into a formal employment agreement with Advance and Mr. Scott to ensure that Mr. Scott continues to work for Moneyflow.

      In November, 2001, Moneyflow approved and initiated a Stock Option Plan for its officers and directors. The 2001 Stock Option Plan reserves for issuance a total of 2,500,000 of its common stock to be issued in the future to officers, directors, employees and consultants. As of the date of this prospectus, no shares have been issued under the plan.

                             PRINCIPAL SHAREHOLDERS

      There are currently 18,037,000 common shares outstanding. The following tabulates holdings of shares of Moneyflow by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Moneyflow individually and as a group.

                    Shareholdings at Date of This Prospectus

Name and Address of                           Amount of           Percent of Shares Owned
Beneficial Owner(1)                         Shares Owned
Harold F. Schultz (2)(3)                      3,917,000                    21.71%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

Advance Contracting
   Services, Ltd. (2)(3)                      3,917,000                    21.71%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

Altess Investments                            1,144,000                     6.34%
916 Rideau Road, SW
Calgary, Alberta T2S 0R6

Dale Tingley (2)                              4,472,000                    24.79%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

Richard J. Scott (2)                          2,023,000                    11.22%
5508 - First Street SE
Unit 3, Bldg. F
Calgary, Alberta T2H 2W9

All Officers and Directors
as a group (3 persons)                       10,412,000                    57.72

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934,as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2) Denotes officer or director of the Company.
(3) Includes shares issued to Advance Contracting Services Ltd., an entity owned and controlled by Mr. Schultz, President of the Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Moneyflow currently has 18,037,000 shares of common stock outstanding. Of these, 11,556,000 common shares will be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Other securities may be issued in the future in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Moneyflow's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of Moneyflow may sell may not be so limited. Non-affiliates may each sell without limitation shares held for two years. Moneyflow will make application for the listing of its Shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of Moneyflow's shares in the over-the-counter market, should a market develop. Prior to this offering there has been no public market for the common stock of Moneyflow. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.

                    MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

      Prior to this offering, we have had no market for our common stock. We have applied to have its common stock quoted on the OTC Bulletin Board. If Moneyflow is not accepted on the OTC Bulletin Board, Moneyflow will apply to have its common shares traded on the pink sheets.

Dividends. Holders of Moneyflow's common stock are entitled to receive such dividends as may be declared by its Board of Directors.

Broker-Dealer Sales of Company Securities. Until Moneyflow successfully obtains a listing on the NASDAQ quotation system, if ever, Moneyflow's securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).

      For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must:

      o obtain information concerning the person's financial situation, investment experience and investment objectives;
      o reasonably determine, based on the information required by this section that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and
      o deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and
      o stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement.

      A designated security means any equity security other than a security:

      o registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1;
      o authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;
      o     that has a price of five dollars or more or
      o whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

      Consequently, the rule may affect the ability of broker-dealers to sell Moneyflow's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

      Moneyflow's securities will likely trade below $5.00 and such securities will be subject to the penny stock rules discussed above.

                            DESCRIPTION OF SECURITIES

Qualification. The following statements constitute brief summaries of Moneyflow's Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are qualified in their entirety to the full text of the Articles of Incorporation and Bylaws.

      Our Articles of Incorporation authorize the issuance of up to 50,000,000 common shares, par value $.001. Common shares purchased in this offering will be fully paid and non-assessable. No preferred shares are authorized.

Common Stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation. The holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Moneyflow, holders are entitled to receive, ratably, the net assets of Moneyflow available to stockholders. Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional common shares are issued, the relative interest of then existing stockholders may be diluted.

Transfer Agent. Transfer Online Inc. acts as transfer agent for Moneyflow.

                                  LEGAL MATTERS

      Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by Claudia J. Zaman, Attorney-At-Law.

                                LEGAL PROCEEDINGS

      We are not involved in any legal proceedings as of the date of this prospectus.

                                     EXPERTS

      The financial statements as of October 31, 2001 and for the period ended from inception (April 25, 2001) through October 31, 2001 included in this prospectus, have been audited by Moffitt & Company, CPA's, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               INTERESTS OF NAMED
                               EXPERTS AND COUNSEL

      None of the experts or counsel named in the prospectus are affiliated with Moneyflow.

                       WHERE YOU CAN FIND MORE INFORMATION

      Moneyflow has filed with the Securities and Exchange Commission a registration statement including all amendments and required exhibits (the "Registration Statement") under the Act with respect to the securities offered by Moneyflow. This prospectus does not contain all of the information set forth in the registration statement.

      Certain parts of the registration statement are omitted pursuant to the rules and regulations of the Commission. For further information with respect to Moneyflow and the securities offered by Moneyflow, shareholders should examine the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

      The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                             ADDITIONAL INFORMATION

      Until __________, 2002 (90 days after the date of the prospectus), all persons making transactions in the registered securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the obligation of these persons to deliver a prospectus when acting as underwriters and when utilizing their unsold allotments or subscriptions.

      No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, this information or representation must not be relied upon as having been authorized by Moneyflow, or the underwriter, if an underwriter assists in the sale of the securities.

      This prospectus is not an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which an offer or solicitation is not authorized by the laws of a state, territory or possession of the United States, or to any person to whom it is unlawful to make an offer or solicitation.

      Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Moneyflow since the date of this prospectus.

                      MONEYFLOW SYSTEMS INTERNATIONAL INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

INDEPENDENT AUDITORS' REPORT...........................................     1

FINANCIAL STATEMENTS

       Consolidated Balance Sheets.....................................     2

       Consolidated Statements of Comprehensive Income.................     3

       Consolidated Statements of Income...............................     4

       Consolidated Statement of Stockholders' Equity..................     5

       Consolidated Statements of Cash Flows...........................   6 - 7

       Notes to Consolidated Financial Statements......................  8 - 15

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Moneyflow Systems International Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Moneyflow Systems International Inc. and Subsidiary as of October 31, 2001 and 2000 and the related consolidated statements of comprehensive income, income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moneyflow Systems International Inc. and Subsidiary as of October 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

MOFFITT & COMPANY, P.C.
SCOTTSDALE, ARIZONA

January 15, 2002

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                            OCTOBER 31, 2001 AND 2000

                                     ASSETS

                                                          2001            2000
                                                        --------        --------

CURRENT ASSETS
       Cash and cash equivalents                        $114,438        $ 66,291
       Cash in Automated Teller Machines                  16,474               0
       Accounts receivable                               100,802          32,777
       Advances receivable                                 8,142               0
       Inventories                                       191,353         343,368
       Prepaid expenses
          Consulting fees                                 26,667               0
          Other                                           10,630           3,011
                                                        --------        --------

              TOTAL CURRENT ASSETS                       468,506         445,447

PROPERTY AND EQUIPMENT, NET
   OF ACCUMULATED DEPRECIATION                            13,873          16,642

OTHER ASSETS
       Deposits                                              634             653
                                                        --------        --------

              TOTAL ASSETS                              $483,013        $462,742
                                                        ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                2001           2000
                                                             ---------       --------
CURRENT LIABILITIES
       Accounts payable                                      $  21,614       $ 29,668
       Accrued liabilities                                       1,812            786
       Corporation income tax payable                           37,772          3,004
       Taxes payable, other                                     11,134              0
       Notes payable, current portion
          Non-related                                                0         32,544
          Related                                                    0         19,589
                                                             ---------       --------

              TOTAL CURRENT LIABILITIES                         72,332         85,591
                                                             ---------       --------

LONG - TERM LIABILITIES
       Notes payable - non-related                                   0        104,329
       Deferred income tax payable                              19,231          4,571
                                                             ---------       --------

              TOTAL LONG-TERM LIABILITIES                       19,231        108,900
                                                             ---------       --------

STOCKHOLDERS' EQUITY
       Common stock,  par value $.001 per share
          Authorized 50,000,000 shares
          Issued and outstanding
             October 31, 2001 - 18,037,000 shares               18,037              0
             October 31, 2000 - 14,000,000 shares                    0         14,000
       Paid in capital in excess of par value of stock         243,359        198,146
       Retained earnings                                       168,966         39,125
       Accumulated other comprehensive income (loss)
          (Primarily cumulative translation adjustment)        (38,912)        16,980
                                                             ---------       --------

              TOTAL STOCKHOLDERS' EQUITY                       391,450        268,251
                                                             ---------       --------

              TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                        $ 483,013       $462,742
                                                             =========       ========

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                        2001               2000
                                                     ---------           -------

NET INCOME                                           $ 129,841           $70,651

OTHER COMPREHENSIVE INCOME (LOSS)

   FOREIGN CURRENCY TRANSLATION
   ADJUSTMENT                                          (55,892)           11,366
                                                     ---------           -------

NET COMPREHENSIVE INCOME                             $  73,949           $82,017
                                                     =========           =======

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                       2001              2000
                                                   -----------       -----------

SALES                                              $   888,652       $   655,480

COST OF SALES                                          333,202           352,052
                                                   -----------       -----------

       GROSS PROFIT                                    555,450           303,428

SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                            368,156           198,582
                                                   -----------       -----------

INCOME FROM OPERATIONS                                 187,294           104,846

INTEREST EXPENSE                                         6,691            18,230
                                                   -----------       -----------

INCOME BEFORE CORPORATION INCOME TAXES                 180,603            86,616

CORPORATION INCOME TAXES                                50,762            15,965
                                                   -----------       -----------

        NET INCOME                                 $   129,841       $    70,651
                                                   ===========       ===========

NET INCOME PER COMMON SHARE

       Basic and diluted                           $       .01       $       .00
                                                   ===========       ===========

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING

       Basic and diluted                            15,011,500        13,962,665
                                                   ===========       ===========

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                                                       Paid in
                                                                                       Capital                     Accumulated
                                                             Common Stock           in Excess of                      Other
                                                       -------------------------      Par Value      Retained     Comprehensive
                                                         Shares           Amount      of Stock       Earnings     Income (Loss)
                                                       ----------        -------      --------      ---------     -------------
BALANCE, NOVEMBER 1, 1999                              13,552,000        $13,552      $195,841      $ (31,526)      $  5,614

COMMON STOCK ISSUED FOR CASH                              448,000            448         2,305

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                         0              0             0              0         11,366

NET INCOME FOR THE YEAR ENDED
   OCTOBER 31, 2000                                             0              0             0         70,651              0
                                                       ----------        -------      --------      ---------       --------

        BALANCE, OCTOBER 31, 2000                      14,000,000         14,000       198,146         39,125         16,980

ISSUANCE OF COMMON STOCK FOR:
   CASH                                                    37,000             37         9,213              0              0
   SERVICES                                             4,000,000          4,000        36,000              0              0

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                         0              0             0              0        (55,892)

NET INCOME FOR THE YEAR ENDED
   OCTOBER 31, 2001                                             0              0             0        129,841              0
                                                       ----------        -------      --------      ---------       --------

        BALANCE, OCTOBER 31, 2001                      18,037,000        $18,037      $243,359      $ 168,966       $(38,912)
                                                       ==========        =======      ========      =========       ========

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                               2001            2000
                                                            ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                           $ 129,841       $  70,651
       Adjustments to reconcile net income
         to net cash provided by operating activities:
           Depreciation                                        93,664          27,497
           Common stock issued for services                    40,000               0
       Deferred tax asset/liability                            14,660           8,157
       Changes in operating assets and liabilities:
           Accounts and other receivables                     (76,167)        (27,286)
           G.S.T. refund                                            0           7,066
           Inventories                                        152,015          27,795
           Prepaid expenses and deposits                      (34,267)         (1,716)
           Accounts payable                                    (8,054)        (29,586)
           Accrued liabilities                                  1,026             786
           Corporation income taxes payable                    34,768           7,575
           Taxes payable, other                                11,134               0
                                                            ---------       ---------

              NET CASH (USED) BY OPERATING
                 ACTIVITIES                                   358,620          90,939
                                                            ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Cash in Automated Teller Machines                      (16,474)              0
       Proceeds from sale of property and equipment                 0        (243,454)
       Purchases of property and equipment                    (90,895)              0
                                                            ---------       ---------

              NET CASH (USED) PROVIDED BY INVESTING
                 ACTIVITIES                                  (107,369)       (243,454)
                                                            ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                   9,250           2,753
       Proceeds from notes payable                                  0         182,676
       Repayment of notes payable                            (156,462)        (28,050)
                                                            ---------       ---------

            NET CASH PROVIDED (USED) BY FINANCING
                ACTIVITIES                                   (147,212)        157,379
                                                            ---------       ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                         (55,892)         11,366
                                                            ---------       ---------

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 2001 AND 2000

                                                           2001            2000
                                                         --------        -------

NET INCREASE IN CASH AND CASH EQUIVALENTS                $ 48,147        $16,230

CASH AND CASH EQUIVALENTS, BEGINNING
   OF YEAR                                                 66,291         50,061
                                                         --------        -------

CASH AND CASH EQUIVALENTS, END OF YEAR                   $114,438        $66,291
                                                         ========        =======

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION

       Cash paid for interest                            $  6,820        $10,230
                                                         ========        =======

       Cash paid for taxes                               $  3,004        $     0
                                                         ========        =======

SCHEDULE OF NON-CASH INVESTING AND
   FINANCING ACTIVITIES

       Common stock issued for services                  $ 40,000        $     0
                                                         ========        =======

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business and History of Company

      Moneyflow Systems International Inc. (Hereinafter referred to as the Company) was organized on April 25, 2001, under the laws of the State of Nevada. The Company operates as a holding Company for subsidiary acquisitions.

      Security Bancorp Inc. (Hereinafter referred to as SBI) was organized on August 3, 1992, in Alberta, Canada and was inactive until January 5, 1999 when it changed its name to Security Bancorp Inc. and began operations under the trademark name of Ca$h Station.

      SBI is headquartered in Calgary, Canada and is in the business to supply, install, maintain and manage Automated Teller Machines (ATM'S), Point of Sale Terminals and other Electronic Funds Transfer Devices and to provide transaction processing services for these devices. The ATM'S are placed on the premises of property owners and businesses for the purpose and convenience of dispensing cash and other services to the public.

      In July 2001, the Board of Directors of both Companies approved a share exchange agreement whereby the Company issued 14,000,000 shares of common stock for 100% of the stock of SBI. In connection with the legal form of this transaction, SBI became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition was treated as a recapitalization of SBI rather than a business combination. SBI became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition was treated as a recapitalization rather than a business combination.

      Principles of Consolidation

      The consolidated financial statements include the accounts of Moneyflow Systems International Inc. and its wholly-owned subsidiary, Security Bancorp Inc.

      All material inter-company accounts and transactions have been eliminated.

      Restatement of Stockholders' Equity

      The recapitalization of stockholders' equity has been retroactively recorded in the financial statements as if it occurred at the date of inception.

      Revenue Recognition Policy

      Revenue from the sale of Automated Teller Machines and Point of Sale Terminals is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery of the machine to our customer and the acceptance and activation of the machine by the customer.

      Revenue from transaction and service fees are earned daily and are electronically transferred to the Company from the processor.

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      Cash in Automated Teller Machines

      The Company has $16,474 deposited in Automated Teller Machines. This cash is not available for normal Company operations.

      Inventories

      Inventories are valued at the lower of cost or market. Cost is determined as follows:

            Automated Teller Machines and Point of Sale Terminals held for resale - actual cost for the machine purchased.

            Automated Teller Machines and Point of Sale Terminals - placements - actual cost for the machine purchased less accumulated depreciation. Depreciation is computed on the straight line basis over 10 years.

            Parts and supplies - first-in, first-out method.

      Prepaid Expenses

      The Company accounts for prepaid expenses in accordance with FASB 142, which requires the recognition of intangible assets based on their useful life. All of the Company's prepaid expenses have a finite useful life and are being amortized over a one year period.

      Property and Equipment

      Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

      Security Bancorp Inc. depreciates its property and equipment as follows:

      Financial statement reporting - straight line method as follows:

            Furniture and fixtures                            3 -  10 years
            Computer equipment                                      5 years
            Telephone equipment                                    10 years

      Tax reporting - accelerated method at 20% of book value per year.

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Accounting Estimates

      Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Income Taxes

      Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Net Income Per Share

      The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net earnings per share are excluded.

      Disclosure about Fair Value of Financial Instruments

      The Company estimates that the fair value of all financial instruments at October 31, 2001 and 2000, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

      Long-Lived Assets

      Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Long-Lived Assets (Continued)

      cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

      Foreign Currency Translation

      The financial statements of SBI are measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of SBI are translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income. Transaction gains/losses for the years ended October 31, 2001 and 2000 were not material. The financial statements are presented in United States of America dollars.

      Shipping and Handling Costs

      The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of income.

NOTE 2 INVENTORIES

      Inventories are comprised of the following:

                                                2001          2000
                                              --------      --------

            Automated Teller Machines         $150,264      $333,865
            Point of Sale Terminals             13,593             0
            Parts and supplies                  27,496         9,503
                                              --------      --------

                                              $191,353      $343,368
                                              ========      ========

NOTE 3 PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 3 PROPERTY AND EQUIPMENT (CONTINUED)

                                                     2001         2000
                                                   -------      -------

       Furniture and fixtures                      $ 8,578      $ 8,848
       Computer equipment                           10,281       10,194
       Telephone equipment                           2,013        2,077
                                                   -------      -------
                                                    20,872       21,119

       Less accumulated depreciation                 6,999        4,477
                                                   -------      -------

             Total property and equipment          $13,873      $16,642
                                                   =======      =======

NOTE 4 INCOME TAXES

      Income taxes payable for the years ended October 31, 2001 and 2000 consist of the following:

                                                    2001        2000
                                                  -------      ------

       United States of America
            Current                               $ 4,823      $    0

       Canadian
            Current                                32,949       3,004
            Deferred (property related)            19,231       4,571
                                                  -------      ------

                       Total                      $57,003      $7,575
                                                  =======      ======

      The provision for income taxes for the years ended October 31, 2001 and 2000 is as follows:

            Current                               $37,772      $ 3,004
            Deferred                               12,990       12,961
                                                  -------      -------

                       Total                      $50,762      $15,965
                                                  =======      =======

      The income tax provisions differ from the amount computed by applying the United States of America and Canadian statutory rates to income before income taxes. A reconciliation to the statutory income tax rate is as follows:

            Statuary income tax                   $31,531     $ 7,808
            Accelerated depreciation               19,231       3,004
            Net operating loss utilization              0       5,153
                                                  -------     -------

                       Provision for income tax   $50,762     $15,965
                                                  =======     =======

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 5 G.S.T. AUDIT

      The Company's G.S.T. tax returns are presently being audited by the Canadian government. The governmental agency has tentatively assessed an addition tax of $60,000 (Canadian dollars). The Company anticipates that the assessment will be settled for $14,000 (Canadian dollars) and that amount has been recorded as a liability on the Company's books.

NOTE 6 NOTES PAYABLE

                                                               2001          2000
                                                             --------      --------
      Non-related

      On December 3, 1999, the Company received a            $      0      $136,873
      $162,675 ($250,000 in Canadian dollars) loan
      from the Bank of Montreal for the purchase of
      Automated Teller Machines.  The loan required
      monthly payments of principal and interest at
      2 % over prime.  The loan was secured by
      $219,204 of Company assets and matures on
      December 11, 2005

      Related

      On October 12, 2000, a stockholder of the Company             0        19,589
      loaned the Company $19,600 ($30,000 in Canadian
      dollars).  The loan was due on April 30, 2001 and
      required quarterly interest payments at 12%.  The
      loan was secured by four ATM"S that cost $20,024       --------      --------
                                                                    0       156,462

          Less current portion                                      0        52,133
                                                             --------      --------

               Total                                         $      0      $104,329
                                                             ========      ========

      Future minimum principal payments on the notes are as follows:

                                                               2001          2000
                                                             --------      --------
          October 31, 2001                                   $      0      $ 52,133
          October 31, 2002                                          0        32,544
          October 31, 2003                                          0        32,544
          October 31, 2004                                          0        32,544
          October 31, 2005                                          0         6,697
                                                             --------      --------

                                                             $      0      $156,462
                                                             ========      ========

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 7 OPERATING LEASE

      On June 7, 1999, SBI leased its office facilities for a thirteen month period that expired on July 31, 2000. The lease required monthly rentals of approximately $650 ($1,000 Canadian dollars) plus taxes and operating cost. The lease was extended to July 31, 2002 with monthly rentals of approximately $865 ($1,330 Canadian dollars) plus taxes and operating costs.

      Future minimum lease payments excluding taxes and expenses are as follows:

                                                2001           2000
                                              -------        -------

            October 31, 2001                  $     0        $10,800
            October 31, 2002                    8,100          8,100
                                              -------        -------

                                              $ 8,100        $18,900
                                              =======        =======

      Rent expense including rental costs and taxes for the years ended October 31, 2001 and 2000 was $9,688 and $10,592, respectively.

NOTE 8 ADVERTISING

      Security Bancorp Inc. expenses all advertising as incurred. For the years ended October 31, 2001 and 2000, SBI charged to operations $12,556 and $12,194 advertising cost.

NOTE 9 CONCENTRATION OF RISK

      Purchases

      Concentration of risk exists because SBI purchases its ATM'S from two main suppliers as follows:

                                            2001              2000
                                          --------          --------

            Supplier A                    $171,309          $103,864
            Supplier B                           0           138,822
            Supplier C                     122,588                 0

      Sales

      SBI had sales of $239,839 to one customer in the year ending October 31, 2001.

      Cash

      SBI has $150,280 (Canadian funds) deposited in one Canadian banking institution. Only $60,000 of Canadian deposits is insured by Canadian governmental agencies.

            See Accompanying Notes and Independent Auditors' Report.

               MONEYFLOW SYSTEMS INTERNATIONAL INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 2001 AND 2000

NOTE 10 CONSULTING AGREEMENTS

      On July 2001, the Company entered into two twelve month consulting agreements. The Company agreed to issue 4,000,000 of its common stock as payment for the services.

NOTE 11 BUSINESS SEGMENTS

      FASB Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information," requires companies to provide certain information about their operating segments. The Company has two reportable segments:
      Automated Teller Machines and Point of Sale Terminals. Management evaluates performance based upon the operating earnings after income taxes.

      Summarized financial information concerning the Company's reportable segments is shown on the following table:

                                           Automated   Point of
                                            Teller       Sale
                                           Machines    Terminals        Total
                                           --------    ---------        -----
      2001

      Net sales to external customers      $858,503      $30,149      $888,652
      Operating earnings                    126,377        3,464       129,841
      Total assets                          435,049       47,964       483,013
      Depreciation and amortization          93,514          150        93,664
      Capital expenditures                   90,895            0        90,895

      2000

      Net sales to external customers      $655,480      $     0      $655,480
      Operating earnings                     70,651            0        70,651
      Total assets                          462,742            0       462,742
      Depreciation and amortization          27,497            0        27,497

            See Accompanying Notes and Independent Auditors' Report.

                                     PART II
                     INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24. Indemnification of Officers and Directors.

      The By-Laws of Moneyflow provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction from which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further, the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Nevada law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING MONEYFLOW FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25. Other Expenses of Issuance and Distribution.

      We will pay all expenses in connection with the registration and sale of the shares offered by the selling stockholders, except selling commissions or discounts allocable to sales of those shares, fees and disbursements of counsel and other representatives of the selling shareholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

                                                                       Amount
                                                                       Payable
Item                                                                  By Company

S.E.C. Registration Fees                                              $   530.06
Printing and Engraving Fees                                           $ 1,000.00
Legal Fees                                                            $15,000.00
Accounting Fees and Expenses                                          $ 2,500.00
Transfer Agent's Fees                                                 $ 1,500.00
Miscellaneous                                                         $ 1,000.00

Total                                                                 $21,530.06

Item 26. Recent Sales of Unregistered Securities.

      Since Moneyflow's inception through the date of this registration statement, Moneyflow has sold its Common Stock to thirty seven (37) persons listed in the table below in transactions summarized as follows:

                                                         Aggregate  Purchase
                                Date of                   Purchase   Price
Name                             Sale          Shares      Price    per Share
----                             ----          ------      -----    ---------

Allan Wainwright                 8/01          1,000       250.00      $.25
Karla McDougall                  8/01          1,000       250.00      $.25
Katheryne McDougall              8/01          1,000       250.00      $.25
Pat McDougall                    8/01          1,000       250.00      $.25
Alfred Bageya                    8/01          1,000       250.00      $.25
Allison Schultz                  8/01          1,000       250.00      $.25
Brian Taylor                     8/01          1,000       250.00      $.25
Carolyn Steers                   8/01          1,000       250.00      $.25
Chandra Mazuryk                  8/01          1,000       250.00      $.25
Cheryl Reinholdt                 8/01          1,000       250.00      $.25
David Faria                      8/01          1,000       250.00      $.25
Doug Thomas                      8/01          1,000       250.00      $.25
Lorie Falconer                   8/01          1,000       250.00      $.25
Gail Farnsworth                  8/01          1,000       250.00      $.25
Garth Colpitts                   8/01          1,000       250.00      $.25
Gertie Roither                   8/01          1,000       250.00      $.25
Howard English                   8/01          1,000       250.00      $.25
James Thompson                   8/01          1,000       250.00      $.25
Joanne Scott                     8/01          1,000       250.00      $.25
Karen Faria                      8/01          1,000       250.00      $.25
Lisa Wintrip                     8/01          1,000       250.00      $.25
Nick Woywitka                    8/01          1,000       250.00      $.25
Bee Woywitka                     8/01          1,000       250.00      $.25
Sue Thomas                       8/01          1,000       250.00      $.25
Tom Bradley                      8/01          1,000       250.00      $.25
Tom Waiton                       8/01          1,000       250.00      $.25
Jerry Szczur                     8/01          1,000       250.00      $.25
Eric Lo                          8/01          1,000       250.00      $.25
Kirstin Aikins                   8/01          1,000       250.00      $.25
Rody Lee                         8/01          1,000       250.00      $.25
Presten Wetch                    8/01          1,000       250.00      $.25
May Yung                         8/01          1,000       250.00      $.25
Albert Yung                      8/01          1,000       250.00      $.25
Gregory B. Welch                 8/01          1,000       250.00      $.25
Silvio Forigo                    8/01          1,000       250.00      $.25
Norman E. Welch                  8/01          1,000       250.00      $.25
James P. Yaworski                8/01          1,000       250.00      $.25

-------------------
(1) Consideration consisted of cash paid to Moneyflow. All of the listed sales were made in reliance upon the exemption from registration offered by Rule 504 of Regulation D and Regulation S of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon Subscription Agreements completed by each of the shareholders and the pre-existing relationship between the shareholders and Moneyflow, Moneyflow believes it had reasonable grounds to believe immediately prior to making an offer to the private investors, and did in fact believe, when such subscriptions were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

      On July 15, 2001, Moneyflow entered into an Acquisition Agreement with Security Bancorp, Inc., an Alberta corporation ("Security Bancorp"). Pursuant to this agreement, Security Bancorp became a wholly owned subsidiary of Moneyflow. All shares held by current shareholders of Security Bancorp were exchanged for 14,000,000 Common Shares. The total number of shareholders were nine, including the current officers and directors of Moneyflow.

      The issuances pursuant to the merger were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon the merger documents and the pre-existing relationship between the shareholders and Moneyflow, we believe we had reasonable grounds to believe immediately prior to the merger, and did in fact believe, when such merger was consummated, that the shareholders of Security Bancorp (1) were acquiring for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the merger and were able to bear those risks. The shareholders of Security Bancorp had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

      In July, 2001, Moneyflow entered into consulting agreements with two groups of consultants and issued a total of 4,000,000 to these six shareholders. Consideration consisted of services to be rendered to Moneyflow related to consulting and marketing services.

      The issuances pursuant to the consulting agreements were made in reliance upon the exemption from registration offered by Section 4(2) of the Securities Act of 1933, as amended and applicable state private offering exemptions.

      Based upon the consulting agreements and the pre-existing relationship between the consultants and Moneyflow, we believe we had reasonable grounds to believe immediately prior to the execution of these agreements, and did in fact believe, when such agreements were consummated, that the consultants (1) were acquiring for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the merger and were able to bear those risks. The consultants had access to pertinent information enabling them to ask informed questions. The shares were issued without the benefit of registration. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, and stop-transfer instructions have been entered in Moneyflow's transfer records. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Item 27. Exhibit Index.


(2)   Acquisition Agreement between Moneyflow and Security Bancorp**

(3)    Articles of Incorporation**
(3.2)  Bylaws**
(4)    Specimen certificate for common stock* (5) Consent and Opinion of Claudia
       J. Zaman regarding legality of securities registered under this Registration Statement and to the references to such attorney in the prospectus filed as part of this Registration Statement*
(10.1) 2001 Employee Stock Option Plan**
(23.1) Consent of Moffitt and Company, CPAs
(23.2) Consent of Claudia J. Zaman, Esq. (contained in Exhibit 5)

* To be Filed by amendment
** Previously filed

Item 28. Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Moneyflow's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alberta, Province of Alberta, Canada, on the 11th day of March, 2002.

                      Moneyflow Systems International, Inc.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                       Capacity                        Date

Harold F. Schultz               Chairman of the Board, CEO      March 11, 2001
-----------------------             President, CFO
Harold F. Schultz

Richard J. Scott                Director, Vice President        March 11, 2001
-----------------------
Richard J. Scott

Dale Tingley                    Director                        March 11, 2001
------------------------
Dale Tingley